Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8, Registration Statement No. 333-214473 on Form S-8, and Registration Statement No. 333-222977 on Form S-3 of our report dated May 24, 2018, relating to the consolidated financial statements of Sprint Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's retrospective adoption of Accounting Standards Update No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments) and the effectiveness of Sprint Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Sprint Corporation for the year ended March 31, 2018.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
May 24, 2018